Exhibit 99.1

ARIAD Announces Adoption of Final Opinion for Iclusig by Committee for Medicinal Products for Human Use in Europe

CAMBRIDGE, Mass. & LAUSANNE, Switzerland--(BUSINESS WIRE)--October 24, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted its final opinion on Iclusig® (ponatinib) following the recommendations made by the Pharmacovigilance Risk Assessment Committee (PRAC) earlier this month. The PRAC conducted an 11-month review of the available data on Iclusig and consulted with a scientific advisory group in oncology. This week, the EMA recommended that Iclusig continue to be used in accordance with its already approved indications as a treatment of certain leukaemias and confirmed that the benefit-risk profile of Iclusig continues to be positive in each of these indications. The EMA also recommended additional warnings in the European product information to minimize the risk of vascular events.

“We are now well positioned to complete pricing and reimbursement negotiations in Europe and to ensure that Iclusig is available to appropriate Philadelphia-chromosome positive leukaemia patients,” said Jonathan E. Dickinson, general manager, ARIAD Pharmaceuticals (Europe). “The authorized indications and the favorable benefit-risk balance of Iclusig give healthcare providers the ability to optimize the use of Iclusig in patients with resistant or intolerant CML.”

The authorized indications of Iclusig in Europe, as approved in July 2013, are as follows:

  The treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukaemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or
  The treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukaemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

“Over the past year, we have closely monitored patients on Iclusig and are confident that the updated safety information will help us provide this important therapy to patients who have become resistant or intolerant to certain other tyrosine-kinase inhibitors,” said Giuseppe Saglio, M.D., professor of internal medicine and haematology at the University of Turin and director of the Department of Internal Medicine and head of the Division of Haematology at the San Luigi University Hospital of the University of Turin in Italy. “The flexibility to reduce the dose after achievement of response is an important factor for physicians in treating CML patients with Iclusig.”

The CHMP is a scientific committee composed of representatives from the 28-member states of the EU, and Iceland and Norway. The CHMP reviews medical product applications on their scientific and clinical merit and provides advice to the European Commission, which has the authority to approve medicines for the EU. The European Commission is expected to issue a final legally binding decision on Iclusig in December 2014, which will be valid throughout the EU.

About CML and Ph+ ALL

CML is a cancer of the white blood cells that is diagnosed in approximately 7,000 patients each year in Europe [1]. CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukaemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on regulatory developments in Europe. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, a decision by the European Commission not to endorse the final opinion of the CHMP or to endorse the final opinion but with revisions affecting the Company’s ability to successfully launch, commercialize and generate profits from sales of Iclusig; the impact of the strengthened warnings recommended by the CHMP on sales of Iclusig; difficulties in commercializing Iclusig arising from the post-marketing approval review process or from its results; the emergence of other safety concerns based on additional adverse events in patients being treated with Iclusig and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

Reference:

1. Rohrbacher M, Hasford J. Epidemiology of chronic myeloid leukaemia (CML). Best Pract Res Clin Haematol. 2009 Sep;22(3):295-302. Based on current estimate of population of Europe (738,199,000 in 2010).

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For U.S. Media
Liza Heapes, 617-621-2315
liza.heapes@ariad.com
or
For EU Media
Gemma White, +44 (0)20 337 25 221
gwhite@biosector2.co.uk